AMENDMENT TO

THE CNL FUNDS DISTRIBUTION AGREEMENT

This amendment to The CNL Funds Distribution Agreement by and between The CNL Funds (the “Trust”) and Foreside Fund Services, LLC, dated March 31, 2009 (the “Agreement”), is entered into this 24th day of April, 2009 (the “Amendment”).

The parties desire to modify the required recipients of notices and other communications provided pursuant to Section 8.7 of the Agreement.

NOW, THEREFORE, the parties hereto adopt each of the following amendment to the Agreement:

1.      That the references in Section 8.7 of the Agreement to Ballard Spahr Andrews and Ingersoll, LLP be deleted in their entirety and replaced with the following:

“Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103

Attn: Matthew R. DiClemente

Facsimile: (215) 564-8120”

2.      That the references in Section 8.7 of the Agreement to The CNL Funds be modified with Attn: Andrew Hyltin, Facsimile (407) 540-7653

3.      All other terms of the Agreement shall remain unchanged.

4.      This Amendment may be executed in more than one counterpart with the same effect as if the parties executed one counterpart as of the date first written above.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands on the date first above written.

THE CNL FUNDS	FORESIDE FUND SERVICES, LLC

By: /s/ Paul S. Saint-Pierre	By:/s/ Richard J. Berthy
Name: Paul S. Saint-Pierre	Name: Richard J. Berthy
Title: Treasurer	Title: Vice President & Treasurer